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                                                                EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          NEWFIELD EXPLORATION COMPANY


       Newfield Exploration Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

       FIRST:        That at a meeting of the Board of Directors of Newfield
       Exploration Company, resolutions were duly adopted setting forth a proposed amendment of the Second Restated Certificate of Incorporation of such corporation, declaring such amendment to be advisable and in the best interest of such corporation and providing for the submission of such amendment to the stockholders of such corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

                     "RESOLVED, that the Board of Directors deems it advisable
              and in the best interest of the Company to increase the number of shares of common stock, par value $.01 per share, of the Company authorized for issuance from 50,000,000 shares to 100,000,000 shares;

                     RESOLVED, that , to effect such increase, the first
              paragraph of article FOURTH of the Company's Second Restated Certificate of Incorporation shall be amended (the "Amendment") to read in its entirety as follows:

                            "FOURTH:  The aggregate number of shares which the
                     corporation shall have the authority to issue is 105,000,000 shares, of which 5,000,000 shall be shares of preferred stock, par value $.01 per share ("Preferred Stock"), and 100,000,000 shall be shares of common stock, par value $.01 per share ("Common Stock")."

       SECOND:       That thereafter, pursuant to resolution of its Board of
       Directors, an annual meeting of the stockholders of such corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of such amendment.

       THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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       IN WITNESS WHEREOF, Newfield Exploration Company. has caused this certificate to be signed by Terry W. Rathert, its Secretary, this 15th day of May, 1997.



                                       NEWFIELD EXPLORATION COMPANY

                                       By:  /s/  Terry W. Rathert
                                            ----------------------------
                                            Terry W. Rathert
                                            Secretary